EXHIBIT 10.28

RESTRICTED STOCK UNIT AWARD AGREEMENT

Non-transferable

GRANT TO

(“Grantee”)

by Genuine Parts Company (the “Company”) of

____Restricted Stock Units

convertible into shares of its Stock, par value $1.00 per share (the “Units”).

pursuant to and subject to the provisions of the Genuine Parts Company 1999 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”).

Unless accelerated as provided herein or in the discretion of the Committee or further deferred by Grantee, the Units will be converted to shares of Stock on August 16, 2009.

IN WITNESS WHEREOF, Genuine Parts Company has caused this Agreement to be executed as of the Grant Date, as indicated below.

GENUINE PARTS COMPANY

By:

Carol B. Yancey
Vice President - Finance and Corporate Secretary

Grant Date:

Accepted by Grantee:

TERMS AND CONDITIONS

1. Grant of Units. Genuine Parts Company (the “Company”) hereby grants to the Grantee named on page 1 hereof (“Grantee”), subject to the terms and conditions set forth in the Genuine Parts Company Amended and Restated 1999 Long Term Incentive Plan (the “Plan”) and in this award agreement (this “Agreement”), the number of restricted stock units (the “Units”) indicated on page 1 hereof which represent the right to receive an equal number of shares of the Company’s $1.00 par value Stock (“Stock”) on the terms set forth in this Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units are fully vested and non-forfeitable as of August 16, 2004.

3. Conversion to Stock. Unless deferred pursuant to Paragraph 4 below, the Units will be converted to actual shares of Stock on the earliest of (i) the effective date of a Change in Control, (ii) Grantee’s termination of service as a director of the Company due to death, disability or retirement, or (iii) August 16, 2009 (the “Conversion Date”). Stock certificates evidencing the conversion of Units into shares of Stock will be registered on the books of the Company in Grantee’s name as of the Conversion Date and delivered to Grantee as soon as practical thereafter.

4. Deferral Election. At any time prior to August 16, 2008, and subject to applicable law, Grantee may elect to defer delivery of the shares of Stock that would otherwise be due on the Conversion Date with respect to any or all of the Units. If such deferral election is made, the Committee shall, in its sole discretion, establish the rules and procedures for such payment deferrals.

5. Limitation of Rights. The Units do not confer to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the Units. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company or any affiliate.

6. Dividend Equivalents. If any dividends or other distributions are paid with respect to the Company’s Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be converted into additional Units in Grantee’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional Units shall be subject to the same deferral terms as apply to the Units with respect to which they relate. Upon conversion of the Units into shares of Stock at the Conversion Date or any applicable deferral termination date, Grantee will obtain full voting and other rights as a shareholder of the Company.

7. Restrictions on Transfer. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an affiliate. The Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code; but the Committee may permit other transfers.

8. Amendment. The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as of the date of such amendment or termination.

9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

10. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

11. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Genuine Parts Company
2999 Circle 75 Parkway
Atlanta, Georgia 30339
Attn: Secretary

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.